Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports Third Quarter and First Nine Months Fiscal 2021 Results
•Lifecore Biomedical Generates Year-to-date Revenue Growth of 20%, Net Income Growth of 39%, and Adjusted EBITDA Growth of 34%
•Reiterates Fiscal 2021 Lifecore Biomedical Guidance
•Revises Curation Foods Fiscal 2021 Guidance to Reflect COVID-19 Headwinds
SANTA MARIA, CA – April 7, 2021 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Lifecore Biomedical, Inc. and Curation Foods, Inc., reported results for the fiscal 2021 third quarter and year-to-date period ended February 28, 2021. Looking forward, Landec’s strategy to create shareholder value is to deliver against its long-term targets, strengthen its balance sheet, drive top-line growth at Lifecore, and selectively invest in innovation and growth while implementing strategic priorities to improve operating margins at Curation Foods.
CEO COMMENTS:
Dr. Albert Bolles, Landec’s President and CEO stated, “Lifecore produced another strong quarterly performance which helped propel year-to-date segment revenue growth of 20% and adjusted EBITDA growth of 34% for the fiscal nine-month period ended February 28, 2021. We believe that the business is extremely well positioned to benefit from several strong industry trends which include the rise in drug development, a need for capable partners to outsource complex development and manufacturing projects, and growing demand for vial and syringe capacity. Taken together, we believe that Lifecore is prepared to utilize its highly specialized CDMO capabilities and is uniquely positioned to provide solutions to complex manufacturing needs and benefit from an expected acceleration in new drug application approvals in the coming years. Lifecore remains on-track to meet its guidance for the year and we continue to support the team’s efforts to invest for sustainable long-term double-digit growth.”
Dr. Bolles continued, “At Curation Foods, our turnaround efforts continue to progress, but we were met with several new challenges in our third quarter that temporarily stalled our momentum. Although we realized year-over-year improvement in the segment’s gross margin, this performance came in below our plan due to COVID-19-related variables that weighed on results. Our team is working diligently and creatively to navigate this fluid environment and we remain confident that the steady-state gross margin targets of 11% - 14% that we laid out for the end of fiscal 2021 are still within reach. We still have much to accomplish and recognize that Lifecore and by extension Landec is an undervalued asset, and we are working with focus to transform Curation Foods. We have made many accomplishments as seen by our year-to-date performance and will continue to utilize the framework within Project SWIFT to improve shareholder value.”
FISCAL THIRD QUARTER 2021 BUSINESS HIGHLIGHTS:
•Revenues of $137.8 million, a planned decrease of 9.9% year-over-year
•Gross profit of $19.7 million, an decrease of 1.8% year-over-year
•Net loss of $5.5 million, which includes $2.9 million of restructuring and other non-recurring charges such as legal expenses net of tax

•Diluted net loss per share of $0.19; adjusted diluted net loss per share of $0.09, which excludes $0.10 per share of restructuring and other non-recurring charges net of tax
•Adjusted EBITDA of $7.6 million, compared to $6.8 million in the prior year period
•Lifecore segment adjusted EBITDA of $8.1 million, compared to $7.6 million in the prior year period
•Curation Foods segment adjusted EBITDA of $0.3 million, compared to a loss of $0.1 million in the prior year period
FIRST NINE MONTHS FISCAL 2021 BUSINESS HIGHLIGHTS:
•Revenues of $404.3 million, a planned decrease of 6.9% year-over-year
•Gross profit of $56.7 million, an increase of 11.3% year-over-year
•Net loss of $29.8 million, which includes $15.8 million of restructuring and other non-recurring charges such as expenses incurred by consolidating and optimizing operations associated with Project SWIFT, as well as a Windset non-cash fair market value adjustment of $9.5 million, both net of tax
•Diluted net loss per share of $1.02; adjusted diluted net loss per share of $0.15, which excludes $0.54 per share of restructuring and other non-recurring charges, as well as a $0.32 per share negative Windset fair market value adjustment, both net of tax
•Adjusted EBITDA of $19.3 million, compared to $7.9 million in the prior year period
•Lifecore segment adjusted EBITDA of $16.8 million, compared to $12.6 million in the prior year period
•Curation Foods segment adjusted EBITDA of $5.1 million, compared to a loss of $2.9 million in the prior year period
•Cash flow provided by operations was $10.6 million, an improvement of $14.9 million year-over-year
THIRD QUARTER 2021 RESULTS:
Fiscal third quarter 2021 results compared to fiscal third quarter 2020 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	February 28, 2021	February 23, 2020	Amount	%
Revenues	$137,782	$152,928	$(15,146)	(10)%
Gross profit	19,689	20,047	(358)	(2)%
Net loss	(5,498)	(11,518)	6,020	52%
Adjusted net income (loss)*	(2,561)	1,197	(3,758)	N/M
Diluted net loss per share	(0.19)	(0.39)	0.21	53%
Adjusted diluted net income (loss) per share*	(0.09)	0.04	(0.13)	N/M
EBITDA*	3,961	(10,013)	13,974	N/M
Adjusted EBITDA*	$7,610	$6,761	$849	13%
* See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.
Revenues decreased $15.1 million, or 9.9%, year-over-year, which was primarily a result of a 13.3% decrease in Curation Foods’ segment revenues, as described below, which was partially offset by a 7.0% increase in the Lifecore segment revenues.
Gross profit decreased $0.4 million, or 1.8%, year-over-year, and gross profit margin increased approximately 120 basis points to 14.3% compared to 13.1% in the prior year period.
Net loss improved $6.0 million to a loss of $5.5 million for fiscal third quarter, which includes $2.9 million of restructuring and non-recurring charges, net of taxes. This compares to net loss of $11.5 million in the prior year period, which includes $12.7 million of restructuring and non-recurring charges, net of taxes. Excluding these restructuring and non-recurring charges, adjusted net loss was $2.6 million for the fiscal third quarter, compared to adjusted net income of $1.2 million in the prior year period.

Adjusted EBITDA increased $0.8 million, or 13%, year-over-year, to $7.6 million for fiscal third quarter which excludes restructuring and other non-recurring charges. This compares to adjusted EBITDA of $6.8 million in the prior year third quarter. At the segment level during fiscal third quarter, Lifecore generated $8.1 million in adjusted EBITDA, which represents an increase of $0.5 million versus the prior year period and Curation Foods generated $0.3 million in adjusted EBITDA, which represents an increase of $0.4 million versus the prior year period.
SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change		Nine Months Ended		Change
	February 28, 2021	February 23, 2020	Amount	%	February 28, 2021	February 23, 2020	Amount	%
Revenues:
Curation Foods	$110,557	$127,482	$(16,925)	(13)%	$332,080	$373,906	$(41,826)	(11)%
Lifecore	27,225	25,446	1,779	7%	72,248	60,329	11,919	20%
Total revenues	$137,782	$152,928	$(15,146)	(10)%	$404,328	$434,235	$(29,907)	(7)%

Gross profit:
Curation Foods	$8,128	$9,162	$(1,034)	(11)%	$29,635	$28,874	$761	3%
Lifecore	11,561	10,885	676	6%	27,036	22,023	5,013	23%
Total gross profit	$19,689	$20,047	$(358)	(2)%	$56,671	$50,897	$5,774	11%

Net (loss) income:
Curation Foods	$(5,615)	$(12,636)	$7,021	56%	$(26,268)	$(23,154)	$(3,114)	(13)%
Lifecore	5,104	4,910	194	4%	9,708	6,974	2,734	39%
Corporate	(4,987)	(3,792)	(1,195)	(32)%	(13,239)	(6,862)	(6,377)	(93)%
Total net loss	$(5,498)	$(11,518)	$6,020	52%	$(29,799)	$(23,042)	$(6,757)	(29)%

EBITDA:
Curation Foods	$(3,019)	$(12,805)	$9,786	76%	$(21,127)	$(16,563)	$(4,564)	(28)%
Lifecore	8,101	7,649	452	6%	16,828	12,599	4,229	34%
Corporate	(1,121)	(4,857)	3,736	77%	(7,880)	(7,081)	(799)	(11)%
Total EBITDA	$3,961	$(10,013)	$13,974	N/M	$(12,179)	$(11,045)	$(1,134)	(10)%
Lifecore Segment:

(Unaudited and in thousands)	Three Months Ended		Change		Nine Months Ended		Change
	February 28, 2021	February 23, 2020	Amount	%	February 28, 2021	February 23, 2020	Amount	%
Revenue:
CDMO	$18,628	$14,004	$4,624	33%	$53,375	$43,117	$10,258	24%
Fermentation	8,597	11,442	(2,845)	(25)%	18,873	17,212	1,661	10%
Total revenue	$27,225	$25,446	$1,779	7%	$72,248	$60,329	$11,919	20%

Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the robust CDMO marketplace by finding additional opportunities to partner with and provide value added services to biopharmaceutical and medical device companies. Lifecore continues to drive growth and profitability with a focus on building its business development pipeline, maximizing capacity and advancing product commercialization for innovative new therapies that improve patients’ lives.

In the third quarter, Lifecore realized total revenues of $27.2 million, or a 7.0% increase versus the prior year period driven by a 33.0% increase in its CDMO business, which was partially offset by a 24.9% decrease in its fermentation business. The year-over-year quarterly variance in the fermentation business was due to timing of shipments.
Lifecore drove a $0.7 million increase in gross profit year-over-year and gross margin was relatively consistent at 42.5% compared to 42.8% in the prior year period.
Curation Foods Segment:

(Unaudited and in thousands)	Three Months Ended		Change		Nine Months Ended		Change
	February 28, 2021	February 23, 2020	Amount	%	February 28, 2021	February 23, 2020	Amount	%
Revenue:
Fresh packaged salads and vegetables	$94,739	$110,884	$(16,145)	(15)%	$283,341	$325,627	$(42,286)	(13)%
Avocado products	15,378	14,517	861	6%	47,107	44,738	2,369	5%
Technology	440	2,081	(1,641)	(79)%	1,632	3,541	(1,909)	(54)%
Total revenue	$110,557	$127,482	$(16,925)	(13)%	$332,080	$373,906	$(41,826)	(11)%

Curation Foods is the Company’s natural food business. Curation Foods is focused on providing access to innovative and nutritious 100% clean ingredient plant-based food. Through the execution of Project SWIFT – its value creation program that aims to strengthen the Curation Foods business by simplifying the business, improving operating cost structure, and enhancing profitability with a focus on higher margin products – the Company believes that it is on a clear path towards improving the overall financial performance of Landec, enhancing its ability to drive long-term shareholder value.
Curation Foods realized total revenues of $110.6 million for the fiscal third quarter. The total segment revenues decreased 13% versus the prior year period, primarily driven by the planned reduction in Curation Foods’ legacy vegetable and tray business in connection with Project SWIFT and COVID-19 pandemic headwinds. The pandemic has delayed customer store resets and the penetration of new product innovations, and continues to pressure the foodservice channel. As a result, the fresh packaged salads and vegetables business revenue decreased $16.1 million, or 15%, to $94.7 million. Partially offsetting the revenue decrease in the fresh packaged salads and vegetables business segment was growth in the avocado products business, which increased 6%, to $15.4 million due to expansion of its Avocado Squeeze product and growth in the Cabo Fresh brand. Revenue in Technology decreased 79% due to an unfavorable comparison in the prior year period where the Company recognized a one-time licensing benefit of $1.5 million.
Curation Foods generated gross profit of $8.1 million, which decreased 11.3% year-over-year largely due to lower revenues. Gross margin of 7.4% compares to 7.2% in the prior year period and was below the Company’s expectations due to increased COVID-19 related challenges associated with labor inefficiency, distribution cost inflation, costs associated with sales cancellations, and higher variable costs such as minimum wage increases. The Company remains committed to improving segment gross margin and is focused on this metric as a key performance indicator. Management believes that it can achieve at the low end of its previously stated goal of reaching a Curation Foods segment steady-state gross margin rate in the range of 11-14% in the fiscal fourth quarter of 2021.
CASH FLOW & BALANCE SHEET
Cash provided by operations was $10.6 million for the nine month period ended February 28, 2021 compared to cash used by operations of $4.3 million in the prior year period, representing a $14.9 million improvement year-over-year. Cash from investing activities improved $20.8 million versus prior year, driven by a capital expenditure decrease of $10.7 million and fixed asset sales proceeds of $12.9 million. Capital expenditures were $11.4 million for the nine month period ended February 28, 2021 compared to $22.1 million in the prior year period.
The Company had cash and cash equivalents of $2.2 million as of February 28, 2021. Total debt at fiscal third quarter end was $186.1 million, consisting of its line of credit and long-term debt.
FISCAL 2021 OUTLOOK:
The Company is reiterating its full year fiscal 2021 guidance for Lifecore Biomedical and revising its full year fiscal 2021 guidance for Curation Foods and Consolidated Landec to reflect the challenges experienced in fiscal third quarter and expectations for lower than expected sales in fiscal fourth quarter. Guidance continues to exclude restructuring and other nonrecurring charges as well as any tax implications. The Company’s updated fiscal 2021 outlook is detailed below with growth figures that are compared to fiscal 2020.
Revenue from continuing operations:
•Consolidated Revenues: range of $523 million to $532 million (-11.5% to -10%)
•Lifecore: range of $93 million to $97 million (+8% to +13%)
•Curation Foods: range of $430 million to $435 million (-15% to -14%)
Adjusted EBITDA:
•Consolidated: range of $27 million to $29 million (+23% to +32%)
•Lifecore: range of $22.5 million to $24.5 million (+12% to +22%)
•Curation Foods: range of $8 million to $9 million (+80% to +103%)
•Other (Corporate Expense): range of ($3.5) million to ($4.5) million
Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.
Date: Wednesday, April 7, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.
A replay of the call will be available through Wednesday, April 14, 2021 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13717239.
About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.
Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA, adjusted EBITDA, and adjusted net income or (loss) per share. The Company has included reconciliations of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, adjusted EBITDA, and adjusted net income or (loss) per share, and those reconciliations.
The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except par value)

	February 28, 2021	May 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,248	$360
Accounts receivable, less allowance for credit losses	69,577	76,206
Inventories	76,779	66,311
Prepaid expenses and other current assets	14,323	14,230
Total Current Assets	162,927	157,107

Investment in non-public company, fair value	45,100	56,900
Property and equipment, net	168,693	192,338
Operating leases	23,528	25,321
Goodwill	69,386	69,386
Trademarks/tradenames, net	25,328	25,328
Customer relationships, net	11,288	12,777
Other assets	3,573	2,156
Total Assets	$509,823	$541,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$56,323	$51,647
Accrued compensation	11,218	9,034
Other accrued liabilities	11,186	9,978
Current portion of lease liabilities	4,027	4,423
Deferred revenue	1,595	352
Line of credit	41,000	77,400
Current portion of long-term debt, net	—	11,554
Total Current Liabilities	125,349	164,388

Long-term debt, net	145,051	101,363
Long-term lease liabilities	24,430	26,378
Deferred taxes, net	6,608	13,588
Other non-current liabilities	3,761	4,552
Total Liabilities	305,199	310,269

Stockholders’ Equity:
Common stock, $0.001 par value; 50,000 shares authorized; 29,323 and 29,224 shares issued and outstanding at February 28, 2021 and May 31, 2020, respectively	29	29
Additional paid-in capital	164,865	162,578
Retained earnings	41,446	71,245
Accumulated other comprehensive loss	(1,716)	(2,808)
Total Stockholders’ Equity	204,624	231,044
Total Liabilities and Stockholders’ Equity	$509,823	$541,313

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 23, 2020	February 28, 2021	February 23, 2020
Product sales	$137,782	$152,928	$404,328	$434,235
Cost of product sales	118,093	132,881	347,657	383,338
Gross profit	19,689	20,047	56,671	50,897

Operating costs and expenses:
Research and development	2,562	2,747	7,643	8,390
Selling, general and administrative	15,220	18,783	49,227	54,000
Legal settlement charge	—	—	1,763	—
Restructuring costs	2,700	13,528	12,766	13,934
Total operating costs and expenses	20,482	35,058	71,399	76,324
Operating loss	(793)	(15,011)	(14,728)	(25,427)

Dividend income	281	281	844	843
Interest income	13	46	31	96
Interest expense, net	(4,178)	(2,211)	(10,326)	(6,455)
Loss on debt refinancing	(1,110)	—	(1,110)	—
Other (expense) income, net	72	67	(11,736)	61
Net loss before tax	(5,715)	(16,828)	(37,025)	(30,882)
Income tax benefit	217	5,310	7,226	7,840
Net loss	$(5,498)	$(11,518)	$(29,799)	$(23,042)

Diluted net loss per common share	$(0.19)	$(0.39)	$(1.02)	$(0.79)

Shares used in diluted per share computation	29,323	29,170	29,282	29,155

LANDEC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended
	February 28, 2021	February 23, 2020
Cash flows from operating activities:
Consolidated net loss	$(29,799)	$(23,042)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization of intangibles, debt costs, and right-of-use assets	14,808	13,800
Loss on early debt extinguishment	1,110	—
Stock-based compensation expense	2,584	1,881
Provision (benefit) for expected credit losses	451	(225)
Deferred taxes	(7,307)	(7,881)
Change in investment in non-public company, fair value	11,800	(200)
Net gain on disposal of property and equipment held and used	39	135
Loss on disposal of property and equipment related to restructuring, net	7,881	11,518
Other, net	(12)	139
Pacific Harvest note receivable reserve	—	1,202
Change in contingent consideration liability	—	(500)
Changes in current assets and current liabilities:
Accounts receivable, net	6,178	27
Inventories	(10,468)	(12,927)
Prepaid expenses and other current assets	350	551
Accounts payable	6,372	11,791
Accrued compensation	2,184	(2,230)
Other accrued liabilities	3,186	1,504
Deferred revenue	1,243	119
Net cash provided by (used in) operating activities	10,600	(4,338)

Cash flows from investing activities:
Proceeds from sales of property and equipment	12,885	2,432
Purchases of property and equipment	(11,383)	(22,118)
Proceeds from collections of notes receivable	—	364
Net cash provided by (used in) investing activities	1,502	(19,322)

Cash flows from financing activities:
Proceeds from long-term debt	150,000	27,500
Payments on lines of credit	(119,400)	(77,900)
Payments on long-term debt	(114,095)	(8,094)
Proceeds from lines of credit	83,000	84,400
Payments for debt issuance costs	(9,615)	(766)
Taxes paid by Company for employee stock plans	(297)	(175)
Proceeds from sale of common stock	—	30
Net cash (used in) provided by financing activities	(10,407)	24,995
Net decrease in cash, cash equivalents and restricted cash	1,695	1,335
Cash and cash equivalents, beginning of period	553	1,465
Cash and cash equivalents, end of period	$2,248	$2,800

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment on trade vendor credit	$1,124	$1,793

Non-GAAP Financial Information and Reconciliations
EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted net income (loss) per share are non-GAAP financial measures. We define EBITDA as earnings before interest expense, income tax expense (benefit), and depreciation and amortization. We define adjusted EBITDA as EBITDA before the fair market value change of the Company’s investments in Windset, certain restructuring and other non-recurring charges and before impairment of goodwill and intangibles charges. We define adjusted net income (loss) and adjusted diluted net income (loss) per share as net income (loss) and diluted net income (loss) per share, respectively, before certain restructuring and other non-recurring charges and before the fair market value change of the Company’s investment in Windset, net of tax, and before impairment of goodwill and intangibles charges, net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended		Nine Months Ended
	February 28, 2021	February 23, 2020	February 28, 2021	February 23, 2020
Net loss	$(5,498)	$(11,518)	$(29,799)	$(23,042)
Interest expense and loss on debt refinancing, net of interest income	5,275	2,165	11,405	6,359
Income tax benefit	(217)	(5,310)	(7,226)	(7,840)
Depreciation and amortization	4,401	4,650	13,441	13,478
Total EBITDA	3,961	(10,013)	(12,179)	(11,045)
Restructuring and other non-recurring charges (1)	3,649	16,774	19,681	19,145
FMV change in Windset investment	—	—	11,800	(200)
Total adjusted EBITDA	$7,610	$6,761	$19,302	$7,900

(Unaudited and in thousands)	Three Months Ended		Nine Months Ended
	February 28, 2021	February 23, 2020	February 28, 2021	February 23, 2020
Net loss	$(5,498)	$(11,518)	$(29,799)	$(23,042)
FMV change in Windset investment, net of tax	—	—	9,499	(152)
Restructuring and other non-recurring charges, net of tax (1)	2,937	12,715	15,843	14,512
Adjusted net (loss) income	$(2,561)	$1,197	$(4,457)	$(8,682)

(Unaudited)	Three Months Ended		Nine Months Ended
	February 28, 2021	February 23, 2020	February 28, 2021	February 23, 2020
Diluted net loss per share	$(0.19)	$(0.39)	$(1.02)	$(0.79)
FMV change in Windset investment, net of tax, per diluted share	$—	$—	$0.32	$(0.01)
Restructuring and other non-recurring charges, net of tax, per diluted share (1)	$0.10	$0.44	$0.54	$0.50
Adjusted diluted net (loss) income per share	$(0.09)	$0.04	$(0.15)	$(0.30)

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended February 28, 2021
Net (loss) income	$(5,615)	$5,104	$(4,987)	$(5,498)
Interest expense and loss on debt refinancing, net of interest income	1,375	—	3,900	5,275
Income tax (benefit) expense	(1,773)	1,612	(56)	(217)
Depreciation and amortization	2,994	1,385	22	4,401
Total EBITDA	(3,019)	8,101	(1,121)	3,961
Restructuring and other non-recurring charges (1)	3,358	—	291	3,649
FMV change in Windset investment	—	—	—	—
Total adjusted EBITDA	$339	$8,101	$(830)	$7,610

Nine Months Ended February 28, 2021
Net (loss) income from continuing operations	$(26,268)	$9,708	$(13,239)	$(29,799)
Interest expense and loss on debt refinancing, net of interest income	4,127	—	7,278	11,405
Income tax (benefit) expense	(8,296)	3,066	(1,996)	(7,226)
Depreciation and amortization	9,310	4,055	76	13,441
Total EBITDA	(21,127)	16,829	(7,881)	(12,179)
Restructuring and other non-recurring charges (1)	14,413	—	5,268	19,681
FMV change in Windset investment	11,800	—	—	11,800
Total adjusted EBITDA	$5,086	$16,829	$(2,613)	$19,302

Three Months Ended February 23, 2020
Net loss	$(12,636)	$4,910	$(3,792)	$(11,518)
Interest expense, net of interest income	1,376	—	789	2,165
Income tax benefit	(4,901)	1,467	(1,876)	(5,310)
Depreciation and amortization	3,356	1,272	22	4,650
Total EBITDA	(12,805)	7,649	(4,857)	(10,013)
Restructuring and other non-recurring charges (1)	12,704	—	4,070	16,774
FMV change in Windset investment	—	—	—	—
Total adjusted EBITDA	$(101)	$7,649	$(787)	$6,761

Nine Months Ended February 23, 2020
Net (loss) income from continuing operations	$(23,154)	$6,974	$(6,862)	$(23,042)
Interest expense, net of interest income	4,097	—	2,262	6,359
Income tax (benefit) expense	(7,210)	1,920	(2,550)	(7,840)
Depreciation and amortization	9,704	3,705	69	13,478
Total EBITDA	(16,563)	12,599	(7,081)	(11,045)
Restructuring and other non-recurring charges (1)	13,908	—	5,237	19,145
FMV change in Windset investment	(200)	—	—	(200)
Total adjusted EBITDA	$(2,855)	$12,599	$(1,844)	$7,900

(1)    During fiscal year 2020, the Company announced a restructuring plan to drive enhanced profitability, focus the business on its strategic assets, and redesign the organization to be the appropriate size to compete and thrive. This included a reduction-in-force, a reduction in leased office spaces, and the sale of non-strategic assets. Related to these continued activities, in the first nine months of fiscal 2021, the Company incurred (1) $12.8 million ($2.7 million in the third quarter of fiscal 2021) of restructuring charges, primarily related to the impairment and sale of the Company’s Hanover, Pennsylvania manufacturing facility and related severance charges, the write-off of non-strategic assets, and other restructuring related consulting and legal costs; partially offset by the gain on sale of the Company’s Ontario, California facility and (2) $6.9 million ($0.9 million in the third quarter of fiscal 2021) of certain non-recurring charges, primarily related to potential environmental and compliance matters at Curation Foods’ Avocado Products factory in Silao, Mexico, and other restructuring related legal and consulting costs.